Exhibit 10.2

SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT

THIS SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made by and between Novell, Inc. (the “Company”) and Jeffrey M. Jaffe (“Executive”), as of the Effective Date (as defined below).

WHEREAS, Executive formerly was employed by the Company as Executive Vice President, Chief Technology Officer of the Company;

WHEREAS, Executive and Company entered into the Severance Agreement, dated November 28, 2005 (the “Severance Agreement”), which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Severance Agreement, and is incorporated by reference herein;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective January 31, 2010 (“Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. Release by Executive:

(a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 3 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Chapter 151B of the Massachusetts General Laws, the Massachusetts Civil Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraph 9(a) below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

2. Future Conduct:

(a) Nondisclosure, Nonsolicitation and Noncompetition: In consideration of the Company’s agreements as set forth in Paragraph 3 below, Executive agrees to comply with the restrictive covenants described in Sections 10 and 11 of the Severance Agreement relating to nondisclosure of confidential information, nonsolicitation of employees and noncompetition.

(b) Separation of Relationship: Executive agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

(c) Nondisparagement: Executive agrees that he will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company similarly agrees that its officers and directors will not disparage or subvert Executive.

3. Consideration Provided by the Company to the Executive: In consideration for Executive’s agreements as set forth herein, and provided Executive executes and does not revoke this Agreement, the Company agrees to provide the following payments and benefits:

(a) Payment: Company will pay to Executive $813,630.13, less applicable tax withholdings, which represents (i) $675,000.00 which is 150% of Executive’s Base Pay (as defined in the Severance Agreement), plus (ii) $138,630.13, which is Executive’s pro rated Incentive Pay (as defined in the Severance Agreement). Such amount will be paid as follows: One payment in the amount of $406,815.07, less applicable tax withholdings, will be made on the first payroll date to occur after July 31, 2010, which is six (6) months following the Date of Resignation. The remaining balance (i.e., $406,815.06) will be paid in equal installments, less applicable tax withholdings, over a six (6) month period, consistent with the Company’s ordinary payroll practices, commencing with the first payroll date to occur after July 31, 2010.

(b) Continued Benefits Coverage:

(i) For a period of twelve (12) months following Executive’s Date of Resignation (the “Health Benefits Period”), Executive shall continue to receive the medical and dental coverage in effect on Executive’s Date of Resignation (or generally comparable coverage) for Executive and, where applicable, Executive’s spouse and dependents, at the premium rate under the Company’s medical and dental plans applicable on Executive’s Date of Resignation, as if Executive had continued in employment during such period. In order to receive such continued coverage, Executive shall be required to pay to the Company, within ten (10) days following the Date of Resignation, an amount equal to the total cost of the premium under the Company’s medical and dental plans to continue the Company’s medical and dental coverage for Executive, and where applicable, Executive’s spouse and dependents during the Health Benefits Period (the “Health Premium Payment”). Within thirty (30) days following receipt of the Health Premium Payment, the Company shall reimburse to Executive the Health Premium Payment (the “Health Reimbursement”). The Health Reimbursement is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B), and shall be reimbursed to Executive in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). The parties specifically acknowledge that the Health Premium Payment and Health Reimbursement shall be paid or provided, as applicable, on an after-tax basis.

(ii) The COBRA health care continuation coverage period under section 4980B of the Code, or any replacement or successor provision of United States tax law, shall, if permitted by law and applicable plan terms, commence immediately after the Health Benefits Period and continue until the earlier of (A) the end of the applicable COBRA health care continuation coverage period, or (B) the date on which the Executive is covered by the medical and dental coverage of his successor employer, if any.

(iii) Executive specifically acknowledges and agrees that the Health Benefit is being provided to Executive to the extent Executive does not have alternative health coverage elsewhere during the Health Benefits Period. To that end, Executive agrees to inform the Company of any alternative health coverage no later than five (5) business days of becoming eligible for coverage under such alternative coverage and repay the Company the portion of the Health Reimbursement attributable to the number of months Executive is eligible for such alternative coverage during the Health Benefits Period and for such months alternative coverage is not elected.

(c) Acceleration of Equity:

(i) With respect to Company stock options held by Executive as of Executive’s Date of Resignation, that portion of Executive’s stock options, if any, which would have vested and become exercisable by virtue of the passage of time within the one (1) year period after Executive’s Date of Resignation shall become vested and exercisable as of Executive’s Date of Resignation. Such options, plus any other options that previously became exercisable and have not expired or been exercised, will remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of: (A) six (6) months after Executive’s Date of Resignation; or (B) the period set forth in the award agreement covering the option, subject in either case only to the original term of the option. Except as otherwise set forth herein and the Severance Agreement, any stock options held by Executive that are not exercisable as of Executive’s Date of Resignation shall terminate as of Executive’s Date of Resignation.

(ii) With respect to any shares of Company common stock that are held by Executive that are, at the time of Executive’s Date of Resignation, subject to the Company’s repurchase right upon termination of Executive’s employment (“Restricted Stock”), the Company waives such repurchase right as to the number of shares of such Restricted Stock that would have become no longer subject to the Company’s repurchase right by virtue of the passage of time within the one (1) year period after Executive’s Date of Resignation.

(iii) With respect to Restricted Stock Units (RSUs) held by Executive as of Executive’s Date of Resignation, that portion of Executive’s RSUs, if any, which would have vested solely by virtue of the passage of time within the one (1) year period after Executive’s Date of Resignation shall become vested as of Executive’s Date of Resignation, and shall be payable to Executive in accordance with the terms of the relevant Company equity compensation plan under which such RSUs were granted and in accordance with the applicable grant instrument.

(iv) With respect to Company stock options, Restricted Stock or RSUs that contain a vesting provision or right or repurchase tied to the Company’s or Executive’s performance, for a period of one (1) year following the Date of Resignation, and subject to the terms and conditions of the equity compensation plans and equity grant agreements under which they are granted, Executive shall remain eligible to (i) become vested in any Company stock options or RSUs held by Executive as of the Termination date; and (ii) have any applicable repurchase rights lapse for any Restricted Stock held by Executive as of the Termination Date. Notwithstanding the foregoing, for purposes of enforcing this provision only, any requirement that Executive be employed by the Company during such one (1)-year period or on the otherwise applicable vesting date or the date on which restrictions were scheduled to lapse shall be disregarded.

(d) Outplacement Services: Company will pay the cost of outplacement assistance services for Executive that are actually provided by an outplacement agency selected by Executive, with prior approval from the Company (such approval not to be unreasonably withheld), in an amount not to exceed twenty percent (20%) of Executive’s Base Pay (i.e., $ 90,000.00). Such services must be provided to Executive within the twelve (12) month period following the Date of Resignation. In lieu of the outplacement assistance benefit set forth above, Executive may elect, no later than six (6) months following the Date of Resignation, to receive a lump sum payment of $25,000.00 (less applicable tax withholdings). Executive must provide written notice of such election which must be received by the Company no later than six (6) months following the Date of Resignation. In the event Executive elects to receive the lump sum payment alternative, Executive agrees that any amounts paid by the Company (or incurred by Executive and not yet paid) for outplacement assistance services for Executive will be deducted from the $25,000.00 payment amount. If such alternative is elected, payment will be made on the first reasonably practicable payroll period to occur following the Company’s receipt of Executive’s election, but, in any event, not prior to the first payroll date to occur after July 31, 2010. Once elected, the lump sum alternative may not be revoked by Executive.

(e) Mobile Telephone: The Company will allow you to keep your corporate issued mobile telephone through surplus, subject to it being wiped of Company confidential or proprietary information.

(f) Acknowledgment of Consideration by Executive: Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive does not execute this Agreement containing restrictive covenants and a release of all claims against the Company, Executive will be entitled only to the payments provided in the Company’s standard severance pay plan for employees.

4. Additional Payments: Executive shall receive a payment reflecting any salary and earned, accrued but unused Flexible Time Off as of Executive’s Date of Resignation, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

5. No Further Payment Obligation: Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those required by law, or those under the terms of any benefit plans which provide benefits or payments to former employees according to their terms. All payments and benefits under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payment or benefit under this Agreement all foreign, federal, state, local and other taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all foreign, federal, state, local and other taxes due with respect to any payment received under this Agreement.

6. Other Agreements: Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company. Any and all other prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect, including, but not limited to, the Intellectual Property, Non-Disclosure Agreement and Non-Solicitation Agreement dated November 7, 2005 (“Intellectual Property Agreement”), but,

with the exception of the Intellectual Property Agreement, only to the extent not inconsistent with this Agreement. Further, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of Executive’s employment, employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement. In addition, the Severance Agreement is incorporated by reference herein.

7. Confidentiality of this Agreement: Executive agrees not to disclose the terms of this Agreement, and any preliminary discussions relating to this Agreement, to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as required by law or as may be necessary to obtain approval or authorization to fulfill its obligations hereunder. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8. Return of Company Property: Executive represents that he does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, business cards, laptops and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

9. Future Legal Process:

(a) Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Compliance and Ethics Committee and its designees; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(b) The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

(c) Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

(d) Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

10. Choice of Law: This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

11. Effective Date: This Agreement shall be effective as of the date the Agreement is fully executed by both parties and following the revocation period described below in Section 12(f) (the “Effective Date”).

12. Certifications and Acknowledgments by Executive: Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided him with a period of forty-five (45) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

13. Successors:

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation to any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

14. Effect of 409A:

(a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments shall be treated as the right to a series of separate payments and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

INTENDING TO BE LEGALLY BOUND HEREBY, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this          day of                                     , 2010.

Jeffrey M. Jaffe

NOVELL, INC.

By:
Name:	Russell Poole
Its:	Sr. Vice President — Human Resources

9